Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact: Tom Ryan/Raphael Gross 866-947-4663	Media Contact: Marcus Gamo/Aimee Grove 415-277-4925 ziprealty@allisonpr.com

ZipRealty Announces Second Quarter 2009 Results

Closed transactions were 6,017 in the second quarter, an increase of 28.5% from the year-earlier period

Revenue grew to $32.1 million in the second quarter, a 5.6% increase from the year-earlier period

Quarter-end cash, cash equivalents and short-term investments totaled $44.8 million, a decrease of $130,000 from March 31, 2009

EMERYVILLE, Calif. – August 4, 2009 – ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its second quarter ended June 30, 2009. For the second quarter, net revenues were $32.1 million, a 5.6% increase from the $30.4 million reported in the second quarter last year. The Company’s net loss for the period was $2.4 million, or $0.12 per share, compared to a net loss of $1.7 million, or $0.08 per share, in the year-ago period. The pro forma loss per share, excluding the effect of stock-based compensation, was $0.07 for the second quarter of 2009, compared to a $0.04 pro forma loss per share for the same period a year ago.

Pat Lashinsky, President and CEO of ZipRealty, commented, “Despite a challenging environment, ZipRealty remains focused on its growth plan: investing in our industry-leading website, growing our agent force, and gaining market share locally. In the second quarter, we again achieved strong year over year growth in transaction volume, and we saw a slight increase in average transaction revenue per close compared to the first quarter, caused by fewer non-standard transactions in our mix, falling inventories in most of our markets, and greater stability in median prices.”

Lashinsky continued, “We expect 2009 to remain challenging, as unemployment and the economy create near-term obstacles. Yet, we are focused on the long-term with a commitment to innovation in our website and services as we further strengthen the centralized technology we provide to our productive local agent force. We see opportunities to improve and leverage our unique relationships with consumers and local agents, and we are excited about a new marketing alliance with Bank of America that we believe will do just that. Finally, we believe our healthy balance sheet represents another competitive advantage for ZipRealty, and our cash balance is virtually flat from the first quarter of 2009 as we focus on moving toward profitability while continuing to invest for growth.”

The Company announced the following operating metrics for the second quarter of 2009:

•	The total value of real estate transactions closed increased to approximately $1.38 billion in the second quarter of 2009 versus $1.32 billion in the same period in 2008.

•	The total number of transactions closed was 6,017, compared to 4,681 in the second quarter last year.

•	Average net transaction revenue per close decreased approximately 17.4% to $5,269 from $6,381 in the second quarter of 2008.

•	At June 30, 2009, ZipRealty employed 3,172 ZipAgents, up from 2,559 agents at the end of the second quarter of 2008 and 2,989 agents at March 31, 2009.

Balance Sheet & Liquidity

As of June 30, 2009, the Company had approximately $44.8 million of cash, cash equivalents and short-term investments, with no long-term debt. Relative to March 31, 2009 ZipRealty’s cash, cash equivalents and short-term investments decreased by $130,000.

Option Exchange Program Results

On June 26, 2009 the Company announced the commencement of a stock option exchange program for stock options held by its current employees and officers. Under the terms of the exchange offer, participants were able to tender options that had significantly higher exercise prices than the current market value in exchange for a lesser number of newly granted options. The exercise price of the new options was $3.20 per share, which was the closing price of ZipRealty’s common stock on The NASDAQ Stock Market on July 24, 2009, the date the tender offer expired.

As a result of the completed program, the Company will recognize non-cash stock-based compensation cost of approximately $600,000 to $700,000 and will recognize it ratably over the three year vesting period of the new options. This non-cash compensation cost is factored into management’s outlook.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

The Company’s expectations for the business are consistent with the outlook communicated in March 2009. The Company plans to limit expansion to 1 to 2 new markets, including Portland, Oregon which opened at the end of April 2009, while it focuses resources on optimizing the return on investment in all of its markets. Based on this plan and management’s current information, the Company anticipates the following:

•	Revenues for the full-year 2009 are expected to grow in the mid-single to low double digits over 2008 levels.

•	The Company expects the 2009 full-year GAAP net loss to be narrower than the 2008 net loss of $14.7 million excluding legal settlement.

Conference Call Details

A conference call to discuss second quarter financial results will be webcast live on Tuesday, August 4, 2009 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-262-8797. A replay of the call will also be available through August 11, 2009 at 888-203-1112 and pin number 2696644.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm and operator of a leading website and online services focused on residential real estate. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to improve productivity and reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the Company operates in 36 major markets in 22 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements that we plan to invest and innovate in our website and services and to gain market share, we expect 2009 to remain challenging for the residential real estate industry given factors such as unemployment and the health of the economy, and we see opportunities to improve and leverage relationships, such as our alliance with Bank of America. Forward-looking statements also include those appearing under the heading “Outlook,” including limiting expansion to 1 or 2 new markets, and anticipating certain ranges of revenue growth and narrowing of GAAP income (loss). The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to our history of losses and expectation of future losses, volatility in the real estate market, macroeconomic challenges, including a loss of consumer confidence and high unemployment, a continuing decline in the residential real estate market, including an increase in sales of distressed properties and a decline in the number and/or sales prices of homes, changes in interest rates, the ability of home buyers to obtain mortgage financings on acceptable terms, the impact of tight credit on the housing market, the impact of federal and/or state efforts designed to bolster the housing and credit markets, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, changes in mortgage-related rules, regulations or practices that could make our rebate less attractive to consumers, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, the newness and scalability of the Company’s business model, and other risk factors set forth in the Company’s Form 10-K for its recently completed fiscal year 2008. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net transaction revenues	$31,702	$29,870	$53,054	$49,991
Referral and other revenues	432	554	792	1,057

Net revenues	32,134	30,424	53,846	51,048

Operating expenses
Cost of revenues	18,909	17,156	32,743	29,498
Product development	2,344	2,124	4,656	4,270
Sales and marketing	10,237	10,526	20,181	20,554
General and administrative	3,278	2,938	6,757	6,620
Litigation	—	—	—	625

Total operating expenses	34,768	32,744	64,337	61,567

Loss from operations	(2,634)	(2,320)	(10,491)	(10,519)

Other income (expense):
Interest income	200	604	509	1,515
Other income, net	1	47	1	74

Total other income (expense), net	201	651	510	1,589

Loss before income taxes	(2,433)	(1,669)	(9,981)	(8,930)

Provision for income taxes	—	—	—	—

Net loss	$(2,433)	$(1,669)	$(9,981)	$(8,930)

Net loss per share:
Basic and diluted	$(0.12)	$(0.08)	$(0.50)	$(0.41)

Weighted average common shares outstanding:
Basic and diluted	20,140	20,074	20,136	21,771

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,989	2,285	2,816	2,180
Number of ZipAgents at end of period	3,172	2,559	3,172	2,559
Total value of real estate transactions closed during period (in billions)	$1.38	$1.32	$2.29	$2.21
Number of transactions closed during period (1)	6,017	4,681	10,188	7,802
Average net revenue per transaction during period (2)	$5,269	$6,381	$5,207	$6,407

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma net income (loss) and pro forma net income (loss) per share

Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and six months ended June 30, 2009 and 2008 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP net loss as reported	$(2,433)	$(1,669)	$(9,981)	$(8,930)
Stock-based compensation	1,086	877	2,079	1,886
Non-cash income taxes	—	—	—	—
One-time item; litigation settlement	—	—	—	625

Pro forma net income (loss)	$(1,347)	$(792)	$(7,902)	$(6,419)

Pro forma net income (loss) per share:
Basic and diluted	$(0.07)	$(0.04)	$(0.39)	$(0.29)
Pro forma weighted average common shares outstanding:
Basic and diluted	20,140	20,074	20,136	21,771

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$35,328	$18,500
Short-term investments	9,518	30,889
Accounts receivable, net of allowance	2,345	1,625
Prepaid expenses and other current assets	3,057	3,442

Total current assets	50,248	54,456

Restricted cash	110	130
Property and equipment, net	4,007	4,516
Intangible assets, net	74	89
Other assets	488	776

Total assets	$54,927	$59,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,710	$2,169
Accrued expenses and other current liabilities	9,151	6,706

Total current liabilities	11,861	8,875

Other long-term liabilities	401	441

Total liabilities	12,262	9,316

Stockholders’ equity:
Common stock: $0.001 par value; 23,833 and 23,709 shares issued and 20,386 and 20,273 outstanding, respectively	24	24
Additional paid-in capital	150,475	148,502
Common stock warrants	4	4
Accumulated other comprehensive income	(194)	(246)
Accumulated deficit	(90,464)	(80,483)
Treasury stock, at cost: 3,447 and 3,436 shares, respectively	(17,180)	(17,150)

Total stockholders’ equity	42,665	50,651

Total liabilities and stockholders’ equity	$54,927	$59,967

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net loss	$(9,981)	$(8,930)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,285	1,419
Stock-based compensation expense	2,079	1,886
Provision for doubtful accounts	—	13
Amortization of short-term investment premium (discount)	(17)	(134)
Amortization of intangible assets	15	15
Loss on disposal of property and equipment	7	5
Changes in operating assets and liabilities
Accounts receivable	(720)	(1,239)
Prepaid expenses and other current assets	385	550
Other assets	288	(15)
Accounts payable	541	1,127
Accrued expenses and other current liabilities	2,296	(1,774)
Other long-term liabilities	(40)	(35)

Net cash used in operating activities	(3,862)	(7,112)

Cash flows from investing activities
Restricted cash	20	(40)
Purchases of short-term investments	—	(111)
Proceeds from sale and maturity of short-term investments	21,440	34,429
Purchases of property and equipment	(746)	(902)

Net cash provided by investing activities	20,714	33,376

Cash flows from financing activities
Proceeds from stock option exercises	6	15
Purchase of treasury stock	(30)	(17,477)

Net cash used in financing activities	(24)	(17,462)

Net increase in cash and cash equivalents	16,828	8,802

Cash and cash equivalents at beginning of period	18,500	7,818

Cash and cash equivalents at end of period	$35,328	$16,620